Exhibit 3.1

O.I. Corporation

Amendment to Bylaws of O.I. Corporation

The Bylaws of O.I. Corporation, an Oklahoma Corporation, are hereby amended as follows:

1. Section 2 of Article III is hereby amended in its entirety to read as follows:

The number of directors which shall constitute the whole Board of Directors shall be determined from time to time by the Board of Directors (provided that no decrease in the number of directors which would have the effect of shortening the term of an incumbent director may be made by the Board of Directors), provided that the number of directors shall be not less than one (1). Each director shall be elected annually by the shareholders and shall hold office until his successor shall be elected and qualified at an appropriate annual meeting of the shareholders. Subject to any limitations specified by law or in the Articles of Incorporation, the number of Directors to stand for election shall be determined by a vote of the majority of the members of the Board.

******

Adopted by the Board of Directors on

January 19, 2008